Exhibit 16

2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 Toll fee: 855.334.0934 Fax: 800.581.1908

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

March 10, 2015

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated March 11, 2015, of Tyme Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our audit for November 30, 2014 and 2013 and any subsequent interim period through the date of change in auditor decision by the Board of Directors.

Very truly yours,

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida